Exhibit 99.1

May 1, 2007

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS		MEDIA
Tamera Gjesdal	Chris L. Henson	Bob Denham	Michael C. Gerald
Sr. Vice President	Sr. Exec. Vice President	Sr. Vice President	President and CEO
Investor Relations	Chief Financial Officer	Corp. Communications	Coastal Financial Corp.
(336) 733-3058	(336) 733-3008	(336) 733-1475	(843) 205-2680

BB&T completes acquisition of Coastal Financial Corp.

          WINSTON-SALEM, N.C. - BB&T Corporation (NYSE: BBT) today completed its acquisition of Coastal Financial Corporation of Myrtle Beach, S.C.

          The acquisition gives BB&T the No. 1 deposit market share in the thriving metro-Myrtle Beach market.

          The $369.7 million transaction is based on BB&T’s closing price Monday of $41.62. The exchange ratio is fixed at 0.385 of a share of BB&T stock for each share of Coastal Financial stock.

          With $1.7 billion in assets, Myrtle Beach-based Coastal Financial operated 24 banking offices through subsidiary federal savings bank Coastal Federal Bank. It operated 17 banking offices in the greater Myrtle Beach area and seven in greater Wilmington, N.C., where BB&T already had the No. 1 market share.

          BB&T plans to increase the number of consumer and small business loans and develop commercial relationships in Coastal Financial markets. Customers also will be introduced to the broader BB&T products and services line, which includes insurance, investments, trust, retail brokerage, investment banking, corporate finance, consumer finance, online banking, payment services, leasing and international banking.

          BB&T officials said the acquisition was particularly attractive because coastal cities in the Carolinas continue to be some of the highest performing markets in its 11-state footprint.

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          With its world renowned golf, shopping and family entertainment, Myrtle Beach draws 13 million visitors a year, according to the Myrtle Beach Chamber of Commerce. Similarly, the local economy in greater Wilmington, an international trade port, continues to outperform the economies of North Carolina and the nation as a whole.

          Coastal was ranked as the No. 1 community bank in the Carolinas in September for the seventh year in a row by U.S. Banker Magazine.

          The transaction is BB&T’s first acquisition in South Carolina since March 2001. BB&T would continue to have the third highest market share in South Carolina and the second highest in North Carolina.

          Coastal will assume the BB&T name when its systems are converted to BB&T’s in third quarter.

          Winston-Salem, N.C.-based BB&T Corporation operates more than 1,450 financial centers in the Carolinas, Virginia, Maryland, West Virginia, Kentucky, Tennessee, Georgia, Florida, Alabama, Indiana and Washington, D.C.

          BB&T Corporation is the nation’s 12th largest financial holding company. At March 31, it had $121.7 billion in assets. More information about BB&T Corp. is available at www.BBT.com.